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                                                                      EXHIBIT 11


                               APPLIED POWER INC.
                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 Three Months Ended             Six Months Ended
                                                             --------------------------   ----------------------------
                                                             FEBRUARY 28,  February 29,   FEBRUARY 28,   February 29,
                                                                 1997          1996           1997           1996
                                                             -----------  -------------   -------------  -------------
PRIMARY:
Average shares outstanding                                        13,768         13,420          13,731         13,415
Net effect of dilutive options based on the treasury
    stock method using average market price                          578            502             532            544
                                                             -----------  -------------   -------------  -------------
                                  Total                           14,346         13,922          14,263         13,959
                                                             ===========  =============   =============  =============
Net earnings                                                 $     9,469  $       7,650   $      19,009  $      15,360
                                                             ===========  =============   =============  =============
Primary earnings per share                                   $      0.66  $        0.55   $        1.33  $        1.10
                                                             ===========  =============   =============  =============
FULLY DILUTED:
Average shares outstanding                                        13,768         13,420          13,731         13,415
Net effect of dilutive options based on the treasury
    stock method using the greater of average
    or period-end market price                                       578            527             579            544
                                                             -----------  -------------   -------------  -------------
                                  Total                           14,346         13,947          14,310         13,959
                                                             ===========  =============   =============  =============
Net earnings                                                 $     9,469  $       7,650   $      19,009  $      15,360
                                                             ===========  =============   =============  =============
Fully diluted earnings per share                             $      0.66  $        0.55   $        1.33  $        1.10
                                                             ===========  =============   =============  =============





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